Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Freshworks Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the Registrant’s 2022 Inducement Plan	Rule 457(c) and Rule 457(h)	10,000,000 (2)	$13.62(3)	$136,200,000.00	0.0000927	$12,625.74

	Total Offering Amounts			—	—	$136,200,000.00	—	$12,625.74

	Total Fee Offsets(4)			—	—	—	—	—

	Net Fee Due			—	—	—	—	$12,625.74

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2022 Inducement Plan (“2022 Inducement Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)	Represents 10,000,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2022 Inducement Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.62, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on August 30, 2022.

(4)	The Registrant does not have any fee offsets.